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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is as follows:

                                                                   YEAR ENDED
                                                                   DECEMBER 31,
                                            2004         2003         2002         2001          2000
                                         ----------   ----------   ----------    ---------    ----------
                                                        (IN THOUSANDS, EXCEPT FOR RATIOS)
Earnings:
     Income (loss) from continuing
       operations before provision
       for income taxes and cumulative
       effect of accounting change       $  102,466   $  (80,868)  $ (773,560)   $  85,369    $  (15,838)

     Minority interest                            -       (2,893)           -            -             -

     Equity in undistributed earnings
       (losses) of affiliates                 4,885         (706)       1,053       (3,418)       18,624

     Interest expense                        36,066       18,993       15,123       39,656        43,603

     Portion of rents representative
       of the interest factor                16,317       15,810       15,011       14,442        14,418
                                         ----------   ----------   ----------    ---------    ----------
                                         $  159,734   $  (49,664)  $ (742,373)   $ 136,049    $   60,807
                                         ----------   ----------   ----------    ---------    ----------
Fixed charges:
     Interest expense, including
       amount capitalized                    37,039       20,591       17,946       41,033        45,992

     Portion of rents representative
       of the interest factor                16,317       15,810       15,011       14,442        14,418
                                         ----------   ----------   ----------    ---------    ----------
                                         $   53,356   $   36,401   $   32,957    $  55,475    $   60,410
                                         ----------   ----------   ----------    ---------    ----------
Ratio of earnings to fixed charges            2.99x            -            -        2.45x         1.01x
                                         ==========   ==========   ==========    =========    ==========

Earnings were inadequate to cover fixed charges for the years ended December 31, 2003 and 2002 by $86,065 and $775,330, respectively.